Exhibit 10.5

EXECUTION VERSION

$150,000,000

CREDIT AGREEMENT

Among

ABRAXAS ENERGY PARTNERS, L.P.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

SOCIÉTÉ GÉNÉRALE

as Administrative Agent and as Issuing Lender

May 25, 2007

SG Americas Securities, LLC as Sole Bookrunner and Arranger

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TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01	Certain Defined Terms	1
Section 1.02	Computation of Time Periods	22
Section 1.03	Accounting Terms; Changes in GAAP	22
Section 1.04	Types of Advances	22
Section 1.05	Miscellaneous	23

ARTICLE II	CREDIT FACILITIES	23
Section 2.01	Commitment for Advances	23
Section 2.02	Borrowing Base	24
Section 2.03	Method of Borrowing	27
Section 2.04	Reduction of the Commitments	30
Section 2.05	Prepayment of Advances	30
Section 2.06	Repayment of Advances	33
Section 2.07	Letters of Credit	33
Section 2.08	Fees	37
Section 2.09	Interest	37
Section 2.10	Payments and Computations	39
Section 2.11	Sharing of Payments, Etc	40
Section 2.12	Breakage Costs	40
Section 2.13	Increased Costs	40
Section 2.14	Taxes	42

ARTICLE III	CONDITIONS OF LENDING	44
Section 3.01	Conditions Precedent to Initial Borrowings and
the Initial Letter of Credit	44
Section 3.02	Conditions Precedent to All Borrowings	47

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	48
Section 4.01	Existence; Subsidiaries	48
Section 4.02	Power	48
Section 4.03	Authorization and Approvals	49
Section 4.04	Enforceable Obligations	49
Section 4.05	Financial Statements	49
Section 4.06	True and Complete Disclosure	50
Section 4.07	Litigation; Compliance with Laws	50
Section 4.08	Use of Proceeds	50
Section 4.09	Investment Company Act	51
Section 4.10	Federal Power Act	51
Section 4.11	Taxes	51
Section 4.12	Pension Plans	51
Section 4.13	Condition of Property; Casualties	52

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Section 4.14	No Burdensome Restrictions; No Defaults	52
Section 4.15	Environmental Condition	52
Section 4.16	Permits, Licenses, Etc	53
Section 4.17	Gas Contracts	54
Section 4.18	Liens; Titles, Leases, Etc	54
Section 4.19	Solvency and Insurance	54
Section 4.20	Hedging Agreements	54
Section 4.21	Material Agreements	54

ARTICLE V	AFFIRMATIVE COVENANTS	55
Section 5.01	Compliance with Laws, Etc	55
Section 5.02	Maintenance of Insurance	55
Section 5.03	Preservation of Existence, Etc	56
Section 5.04	Payment of Taxes, Etc	56
Section 5.05	Visitation Rights	57
Section 5.06	Reporting Requirements	57
Section 5.07	Maintenance of Property	61
Section 5.08	Agreement to Pledge	61
Section 5.09	Use of Proceeds	61
Section 5.10	Title Opinions	61
Section 5.11	Further Assurances; Cure of Title Defects	62
Section 5.12	Hedging Arrangements	62
Section 5.13	Deposit Accounts	62

ARTICLE VI	NEGATIVE COVENANTS	63
Section 6.01	Liens, Etc	63
Section 6.02	Debts, Guaranties, and Other Obligations	65
Section 6.03	Agreements Restricting Liens and Distributions	66
Section 6.04	Merger or Consolidation; Asset Sales	66
Section 6.05	Restricted Payments	66
Section 6.06	Investments	67
Section 6.07	Affiliate Transactions	68
Section 6.08	Compliance with ERISA	68
Section 6.09	Sale-and-Leaseback	69
Section 6.10	Change of Business	69
Section 6.11	Organizational Documents, Name Change	69
Section 6.12	Use of Proceeds; Letters of Credit	69
Section 6.13	Gas Imbalances, Take-or-Pay or Other Prepayments	69
Section 6.14	Limitation on Hedging	70
Section 6.15	Additional Subsidiaries	70
Section 6.16	Account Payables	70
Section 6.17	Current Ratio	70
Section 6.18	Interest Coverage Ratio	71
Section 6.19	Initial Acquisition Instruments/Private Placement Documents	71

ARTICLE VII	EVENTS OF DEFAULT; REMEDIES	71

Section 7.01	Events of Default	71
Section 7.02	Optional Acceleration of Maturity	73
Section 7.03	Automatic Acceleration of Maturity	74
Section 7.04	Right of Setoff	74
Section 7.05	Non-exclusivity of Remedies	75
Section 7.06	Application of Proceeds	75

ARTICLE VIII	THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER	76
Section 8.01	Appointment and Authority	76
Section 8.02	Rights as a Lender	76
Section 8.03	Exculpatory Provisions	76
Section 8.04	Reliance by Administrative Agent	77
Section 8.05	Delegation of Duties	77
Section 8.06	Successor Administrative Agent and Issuing Lender	78
Section 8.07	Non-Reliance on Administrative Agent and Other Lenders	79
Section 8.08	No Other Duties, etc	79
Section 8.09	Collateral Matters	79

ARTICLE IX	MISCELLANEOUS	80
Section 9.01	Amendments, Etc	80
Section 9.02	Notices, Etc	80
Section 9.03	No Waiver; Cumulative Remedies	82
Section 9.04	Costs and Expenses	82
Section 9.05	Indemnification	83
Section 9.06	Reimbursement by Lenders	83
Section 9.07	Waiver of Damages	84
Section 9.08	Successors and Assigns	84
Section 9.09	Confidentiality	87
Section 9.10	Counterparts; Effectiveness	87
Section 9.11	Survival of Representations, etc	87
Section 9.12	Severability	88
Section 9.13	Interest Rate Limitation	88
Section 9.14	Governing Law	88
Section 9.15	Submission to Jurisdiction; Waiver of Venue; Service of Process	88
Section 9.16	Waiver of Jury Trial	89
Section 9.17	USA Patriot Act	89
Section 9.18	Integration	89

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Transfer Letters

SCHEDULES:

Schedule I	-	Addresses and Commitments
Schedule 4.01	-	Subsidiaries
Schedule 4.05	-	Existing Debt
Schedule 4.07	-	Litigation
Schedule 4.17	-	Gas Imbalances
Schedule 4.20	-	Hedging Agreements
Schedule 4.21	-	Material Agreements
Schedule 6.07	-	Affiliate Transactions

CREDIT AGREEMENT

This Credit Agreement dated as of May 25, 2007 is among ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Borrower”), the lenders party hereto from time to time as Lenders (as defined below), and SOCIÉTÉ GÉNÉRALE, as Administrative Agent (as defined below) and as Issuing Lender (as defined below).

The Borrower, the Lenders, the Administrative Agent and the Issuing Lender hereby agree to as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01      Certain Defined Terms. As used in this Agreement, the term defined above shall have the meaning set forth therein and the following terms shall have the following meanings:

“APC” means Abraxas Petroleum Corporation, a Nevada corporation.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or of stock (or other ownership interests) of a Person.

“Act” is defined in Section 9.17.

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus ½ of 1%.

“Administrative Agent” means Société Générale, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

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“Agreement” means this Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule I or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means, with respect to any Advance, (a) during such times as any Event of Default exists, 3% per annum plus the rate per annum set forth below for the relevant Type of such Advance based on the present Utilization applicable from time to time, and (b) at all other times, the rate per annum set forth below for the relevant Type of such Advance based on the relevant Utilization applicable from time to time. The Applicable Margin for any Advance shall change when and as the relevant Utilization changes and when and as any such Event of Default commences or terminates.

Utilization	Eurodollar Rate Advances	Base Rate Advances
Less than or equal to 25%	1.25%	0.25%
Greater than 25% but less than 50%	1.50%	0.50%
Equal to or greater than 50% but less than 75%.	1.75%	0.75%
Equal to or greater than 75% but less than or equal to 90%	2.00%	1.00%
Greater than 90%.	2.25%	1.25%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A or any other form approved by the Administrative Agent.

“Available Cash” means, with respect to any fiscal quarter:

(a)          the sum of (i) all cash and cash equivalents of the Borrower on hand (other than Cash Security) at the end of such fiscal quarter and (ii) all additional cash and cash equivalents the Borrower has on hand (other than Cash Security) on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings made subsequent to the end of such fiscal quarter, less

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(b)          the amount of all cash reserves established by the board of managers of, or the equivalent governing body of, the General Partner in their reasonable discretion to (i) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future maintenance and capital expenditures including drilling and for anticipated future credit needs of the Borrower and its Subsidiaries, if necessary), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any Subsidiary is a party or bound by which it is bound or its assets are subject, (iii) provide payment for any accrued and unpaid tax liabilities, and (iv) provide funds for Restricted Payments with respect to any one or more of the next four fiscal quarters.

“Borrower” shall have the meaning set forth in the preamble hereof.

“Borrowing” means, subject to Section 2.03(c)(ii), a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a), continued by each Lender pursuant to Section 2.03(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.03(b).

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 (and adjusted from time to time pursuant to Section 2.02 or Section 6.04(b) on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means the amount by which the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure exceeds the lesser of (x) the Borrowing Base and (y) the aggregate Commitments.

“Business Day” means a day of the year on which banks are not required or authorized to close in Houston, Texas and New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with the Issuing Lender in accordance with Section 2.07(g) and bear interest or be invested in the Issuing Lender’s reasonable discretion.

“Cash Security” means (a) all cash and cash equivalents securing obligations of Borrower or any Subsidiary, including obligations under Hedging Contracts and obligations with respect to letters of credit but excluding Obligations, and (b) all cash and cash equivalents held in the Cash Collateral Account.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” shall mean the occurrence of any of the following events:

(a)          the occurrence of any transaction, the result of which is that (i) the General Partner is no longer the sole general partner of the Borrower, or (ii) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary;

(b)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the Equity Interest of the Borrower; provided, that a “group of persons” shall not include the underwriter in any firm underwriting undertaken in connection with any public offering of the Borrower; or

(c)          during any period of 12 consecutive months, a majority of the members of the board of managers or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of the consummation of the transactions contemplated by the Contribution Agreement, and including without limitation, the Initial Acquisition and the Private Placement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ bank accounts.

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“Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.08(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The initial amount of the aggregate Commitments is $150,000,000.

“Commitment Fee Rate” means the per annum commitment fee rate set forth below and applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization changes.

Utilization	Rate
Less than or equal to 25%	0.375%
Greater than 25% but less than 50%	0.375%
Equal to or greater than 50% but less than 75%.	0.375%
Equal to or greater than 75% but less than or equal to 90%	0.375%
Greater than 90%.	0.500%

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Company Group” shall mean Borrower, General Partner and each of their respective Subsidiaries.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of May 25, 2007, entered into by and among APC, the General Partner, the Borrower, Abraxas Energy Investments, LLC, a Texas limited liability company, and the Operating Company, as amended in accordance with the terms hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlled by”, “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

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“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.

“Debt,” for any Person, means without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases; (e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (f) obligations of such Person under any Hedge Contract; (g) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person; (h) any obligations of such Person owing in connection with any volumetric or production prepayments; (i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; (j) indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person; and (k) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Disposition” means a sale, lease, transfer, assignment, Farmout, conveyance, release, surrender, or other disposition of Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) in any transaction or series of transactions.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, for any period, without duplication, (a) consolidated Net Income for such period plus (b) to the extent deducted in determining consolidated Net Income, Interest Expense, taxes, depreciation, amortization, depletion, and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of SFAS 133 or 143 and any non-cash expenses incurred pursuant to SFAS 123R) for such period minus (c) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of SFAS 133 or 143).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000 and approved by the Administrative Agent and the Issuing Lender in their sole discretion, (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and

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Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States and such bank is approved by the Administrative Agent and the Issuing Lender in their sole discretion, (f) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans or securities in the ordinary course of its business and having (together with its Affiliates) total assets in excess of  $250,000,000 and approved by the Administrative Agent and the Issuing Lender in their sole discretion, (g) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Lender in their sole discretion and (ii) unless a Default has occurred and is continuing at the time any assignment is effected pursuant to this Agreement, the Borrower; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of a Loan Party.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report and includes the Initial Engineering Report where applicable.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance Proceeds” means, with respect to the Private Placement, all cash and cash equivalent investments received by the Borrower from such Private Placement after payment of, or provision for, all underwriter and replacement agent fees and expenses, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Private Placement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) set forth on Reuters Reference LIBOR01 as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided, that, if no such quotation appears on the Reuters Reference LIBOR01, the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Société Générale in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Administrative Agent in respect of such Borrowing and for a period equal to such Interest Period.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

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“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise or “margin” or similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee request by the Borrower and any Lender party to this Agreement on the Closing Date), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.14(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Borrower that is not a resident of the United States for tax purposes to any Lender, Administrative Agent or Issuing Lender hereunder or under any other Credit Document, provided that such Lender, such Administrative Agent and such Issuing Lender shall have complied with Section 2.14(e).

“Existing Indebtedness” means the indebtedness of Borrower under (a) that certain Loan Agreement by and among APC, as borrower, the subsidiaries thereof that are parties thereto, as guarantors, the lenders that are signatory thereto, as lenders, and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, dated as of October 28, 2004, and (b) that certain Indenture, dated as of October 28, 2004, among APC, each subsidiary guarantor named therein, and U.S. Bank National Association, as trustee, as subject to the Existing Intercreditor Agreement, as assumed by Borrower on the date hereof.

“Existing Intercreditor Agreement” means that certain Intercreditor, Security and Collateral Agency Agreement dated as of October 28, 2004, among APC, as borrower, the subsidiaries thereof listed on Schedule I thereto, as guarantors, Wells Fargo Foothill, Inc., as revolving credit facility administrator agent, Guggenheim Corporate Funding, LLC, as bridge loan administrative agent, and U.S. Bank National Association, as trustee and collateral agent, as assumed by Borrower on the date hereof.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Farmout” means an arrangement pursuant to agreement whereby the owner(s) of one or more oil, gas and/or mineral lease or other oil and natural gas working interest with respect to a property from which production of Hydrocarbons is sought agrees to transfer or assign an

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interest in such property to one or more Persons in exchange for (a) drilling, or participating in the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activity or participating in the cost of such activity, to attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property, or participating in the costs of such production.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter dated April 6, 2007 among APC, Société Générale, and SG Americas Securities, LLC, as assigned by APC to the Borrower pursuant to that certain letter agreement of even date herewith.

“Financial Statements” means the pro forma unaudited consolidated balance sheet of the Borrower as of the Closing Date after giving effect to the initial Borrowings made hereunder, and including the certification of a Responsible Officer of the Borrower, all prepared in accordance with GAAP (except for the absence of footnotes and adjustments typically made at year-end), the copies of which have been delivered to the Administrative Agent and the Lenders.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Gas Imbalance” means (a) a sale or utilization by Borrower or other members of the Company Group of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or other members of the Company Group of a larger or smaller volume of natural gas under the terms of the applicable Transportation Agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or a member of the Company Group that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or such member of the Company Group, as applicable.

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“General Partner” means Abraxas General Partner, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each entity, which may from time to time, execute a Guaranty or a supplement to a Guaranty, including each Subsidiary of the Borrower and the General Partner.

“Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbon Hedge Agreement” means a Hedge Contract between the Borrower or one of its Subsidiaries and any financial institution or other counterparty which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances

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produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Engineer” means DeGolyer and MacNaughton or any other third party engineering firm acceptable to the Administrative Agent in its sole discretion.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders which are consistent with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Information “ is defined in Section 9.09.

“Initial Acquisition” means the acquisition of certain Oil and Gas Properties by the Borrower and its Subsidiaries pursuant to the Contribution Agreement.

“Initial Acquisition Instruments” means, collectively, the Contribution Agreement, the Omnibus Agreement and all other documents, instruments, and agreements executed and delivered by the sellers and other parties named in the Contribution Agreement or the Borrower or any Guarantor in connection with the Initial Acquisition.

“Initial Engineering Report” means an Independent Engineering Report dated as of January 1, 2007 and covering the Proven Reserves of the Loan Parties (after giving pro forma effect to the Initial Acquisition) and otherwise in form acceptable to the Administrative Agent.

“Initial Funding Date” means the earlier of (a) the date on which the initial Advances are made, and (b) the date the initial Letter of Credit is issued.

“Intercompany Debt” means Debt incurred by one or more Loan Parties and owing to any other Loan Party or Loan Parties.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all

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commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower or one of its Subsidiaries and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)          the Borrower may not select any Interest Period which ends after the Commitment Termination Date;

(b)          Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent

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and the Lenders which are consistent with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Issuing Lender” means Société Générale in its capacity as issuer of Letters of Credit hereunder, and any successor Issuing Lender pursuant to Section 8.06.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, wellbore assignments or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.

“Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.08.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedge Contracts entered into from time to time between any Loan Party and a counterparty that is a Lender or an Affiliate of a Lender; provided that if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

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“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 270 days from the date of any acquisition thereof;

(b)          (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 270 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as either (i) such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or (ii) the amount thereof is less than or equal to $100,000, or any other bank or trust company, if at the time of deposit or purchase, such bank debt securities are rated A or A2 or better by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;

(c)          deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)          repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and

(e)          such other instruments (within the meaning of Article 9 of the Uniform Commercial Code in effect in New York) or investment property as the Borrower may request and the Administrative Agent may approve in writing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, any Hedge Contract with a Swap Counterparty, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of

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the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.

“Loan Party” means the Borrower, the General Partner, or any Guarantor.

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties), condition (financial or otherwise), results of operations or prospects of the Borrower individually, or the Company Group, taken as a whole, since the Closing Date (but after giving pro forma effect to the Initial Acquisition and the Private Placement) or (b) a material adverse effect on the Borrower’s, individually, or the Company Group’s, taken as a whole, ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.

“Maturity Date” means May 25, 2011.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).

“Mortgage” means the mortgage or deed of trust executed by any one or more of the Loan Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Note” means a promissory note of the Borrower payable to the order of any Lender in an amount not to exceed the Commitment of such Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

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“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents (other than the Hedge Contracts with a Swap Counterparty), including the Letter of Credit Obligations, and (b) all Lender Hedging Obligations.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, Farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Omnibus Agreement” means the Omnibus Agreement dated May 25, 2007, among APC, the General Partner, the Operating Company and the Borrower, as amended in accordance with the terms hereof.

“Operating Company” means Abraxas Operating, LLC, a Delaware limited liability company.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in paragraph (d) of Section 9.08.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.

“Permitted Holder” means any holder of Equity Interest in the Borrower on the Closing Date.

“Permitted Liens” is defined in Section 6.01.

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“Permitted Subject Liens” means the Liens permitted under paragraphs (b), (c), (d), (e), (f), and (h) of Section 6.01.

“Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, Governmental Authority or other entity.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Subsidiaries or any of the Guarantors (other than the General Partner), if applicable, covering the Equity Interests in the Operating Company and each direct or indirect Subsidiary of Borrower or General Partner.

“Private Placement” means the private placement of the general and limited partnership Equity Interests of the Borrower to APC and such other third parties pursuant to the terms of Private Placement Agreement.

“Private Placement Agreement” means the Purchase Agreement among the Borrower, the General Partner, APC, the Operating Company and the purchasers named therein dated as of May 25, 2007 pursuant to which such purchasers will purchase or have purchased the Common Units (as described therein) of the Borrower for an aggregate purchase price of $100,000,117.28, as amended in accordance with the terms hereof.

“Private Placement Documents” means, collectively, the Private Placement Agreement and all other documents, instruments, and agreements executed and delivered by the General Partner, APC and the purchasers named in the Private Placement Agreement in connection with the Private Placement.

“Projections” means, for each of the fiscal years 2007, 2008 and 2009 during the term of this Agreement, Borrower’s and the Company Group’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, based on good faith estimates and assumptions made by the management of the General Partner on behalf of the Borrower.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from the Loan Parties’ Oil and Gas Properties which are located in or offshore of the United States and which have attributable to them proved developed producing oil or gas reserves, as such proved developed producing production is projected in the Initial Engineering Report or most recent Independent Engineering Report delivered pursuant to Section 5.06(c) below, as applicable, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and, other than as to the Initial Engineering Report, after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental

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Independent Engineering Reports meeting the requirements of such Section 5.06(c) and that is otherwise satisfactory to Administrative Agent.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio as determined pursuant to the preceding clause (i) immediately prior to such termination or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders.

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Société Générale as its reference rate, whether or not the Borrower has notice thereof.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Register” has the meaning set forth in paragraph (c) of Section 9.08.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

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“Reportable Event” means a “reportable event” described in Section 4043 of ERISA and the regulations issued thereunder.

“Required Lenders” means, at any time, Lenders holding at least 66 2/3 % of the Commitments or, if the Commitments have been terminated or expired, the outstanding principal amount of the Advances and Letter of Credit Exposure with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed to be “held” by such Lender for purposes of this definition).

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) with respect to any Equity Interests, including any payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided, that, the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, and the Persons that are owed Lender Hedging Obligations.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any of its Subsidiaries, or any of the Guarantors.

“Security Instruments” means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

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“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means any Lender (or Affiliate of a Lender) that is party to any Hedge Contract with the Borrower or any of its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.

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“Type” has the meaning set forth in Section 1.04.

“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

“Utilization” means the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of (i) the Commitments and (ii) the Borrowing Base in effect at such time.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 1.02     Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03      Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements). In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.04     Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.

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Section 1.05      Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections and paragraphs,of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

CREDIT FACILITIES

Section 2.01	Commitment for Advances.

(a)          Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement (including without limitation, the terms set forth in Section 3.01), to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b)	Evidence of Debt.

(i) The Advances made by each Lender shall be evidenced by the records maintained by the Administrative Agent in the ordinary course of business. The records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts

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and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence the obligation to the Borrower to repay to such Lender’s Advances to such Borrower in addition to such records of maintained by the Administrative Agent. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto, but such action or the failure to do so shall not control over the records thereof maintained by the Administrative Agent.

(ii)          In addition to the accounts and records referred to in subsection (i), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.02	Borrowing Base.

(a)          Borrowing Base. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $65,000,000. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02 or Section 6.04(b). The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b), 2.02(c) and 6.04(b).

(b)	Calculation of Borrowing Base.

(i)           The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each February 28 or February 29, as applicable (beginning February 29, 2008) an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within thirty (30) days after receipt of all such Engineering Report and information, the Administrative Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.02(b)(i), the Required Lenders shall approve or reject the Administrative Agent’s initial determinations of the proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determinations; provided, however that, the failure by any Lender to confirm in writing the Administrative Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Administrative Agent hereunder in such fifteen (15)

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day period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.02(b)(i) and, subject to the last sentence of this Section 2.02(b)(i), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.02(b)(i). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, (A) any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to paragraph (d) of this Section 2.02, and (B) in no event shall the determined or redetermined Borrowing Base exceed the aggregate Commitments of the Lenders.

(ii)          The Borrower shall deliver to the Administrative Agent and each Lender on or before each August 31, beginning August 31, 2007, an Internal Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within thirty (30) days after receipt of all such Engineering Report and information, the Administrative Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.02(b)(ii), the Required Lenders shall approve or reject the Administrative Agent’s initial determinations of the proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determinations; provided, however that, the failure by any Lender to confirm in writing the Administrative Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of the such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.02(b)(ii) and, subject to the last sentence of this Section 2.02(b)(ii), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.02(b)(ii). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding

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anything contained herein to the contrary, (A) any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to paragraph (d) of this Section 2.02, and (B) in no event shall the determined or redetermined Borrowing Base exceed the aggregate Commitments of the Lenders.

(iii)        In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(iv)         Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and/or gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells. Additionally, the Borrower shall deliver with each such Engineering Report a list of any Proven Reserves that have been sold or acquired by the Borrower and its Subsidiaries since the date of the last Engineering Report delivered to the Administrative Agent; provided that, such requirement shall not constitute nor be construed as a consent to any sale or proposed sale that would not be permitted under the terms of this Agreement.

(c)          Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may (i) in their sole discretion make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations and (ii) at the request of the Borrower make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations, and in any case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). Additionally, the Administrative Agent and the Lenders may request (A) an additional redetermination in connection with any sale or proposed sale of Oil and Gas Properties of the Borrower or any of its Subsidiaries having a market value that would, when aggregated with all other such sales that have been consummated since the date of the last redetermination, equal or exceed an amount equal to 5% of the Borrowing Base then in effect; provided that, such request shall not constitute nor be construed as a consent to any sale or proposed sale that would not be permitted under the terms of this Agreement, and (B) an additional redetermination if the net aggregate amount of Gas Imbalances with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries

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exceeds at any time an amount equal to 1% of the Proven Reserves that are categorized as “proved, developed and producing” on the most recently delivered Engineering Report; provided that, such request shall not constitute nor be construed as a consent to or a waiver of any Default or Event of Default occurring as a result of any such Gas Imbalance. The party requesting the redetermination shall give the other parties at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Subsidiaries’ business (including its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may request, including, without limitation, an updated Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d)          Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate. In that regard, the Borrower acknowledges that the determination of the Borrowing Base reflects a loan amount to market value percentage differential which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, evidence of title satisfactory in form and substance to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Instruments. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03	Method of Borrowing.

(a)          Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m. (New York time) (i) on the third Business Day before the date of the proposed

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Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by facsimile. Each Notice of Borrowing shall be in writing (by facsimile or otherwise) specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(b). Each Lender shall, before 12:00 noon (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b)          Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (New York time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion, in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing (by facsimile or otherwise) specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

(c)          Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)           at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii)          if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

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(iii)        if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv)         if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and

(v)          if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) of this Section 2.03, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.

(d)          Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the

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Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)           Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04	Reduction of the Commitments.

(a)          The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided, that, each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof.

(b)          Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

Section 2.05	Prepayment of Advances.

(a)          Optional. The Borrower may prepay the Advances, after giving by 11:00 a.m. (New York time): (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in minimum amounts of $250,000 and in integral multiples of $100,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $500,000 and in integral multiples of $100,000 in excess thereof and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowing of at least $100,000. Full prepayments of any Borrowing are permitted without restriction of amounts.

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(b)	Mandatory.

(i)           Borrowing Base Deficiency. Subject to Section 2.05(b)(ii), if a Borrowing Base Deficiency exists, then after receipt of written notice from the Administrative Agent regarding such deficiency, the Borrower shall,

(A) (1) within 3 days after the date such deficiency notice is received by the Borrower, deliver a written notice to the Administrative Agent indicating its intent to prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured, and (2) make such payments and deposits within 10 days after the date such deficiency notice is received by the Borrower;

(B) (1) within 3 days after the date such deficiency notice is received by the Borrower, deliver a written notice to the Administrative Agent indicating its intent to pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion such that the Borrowing Base Deficiency is cured, and (2) deliver such additional Collateral within 30 days after the date such deficiency notice is received by the Borrower;

(C) (1) within 3 days after the date such deficiency notice is received by the Borrower, deliver a written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in six equal consecutive monthly installments equal to one-sixth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment due date, and (2) make such payments and deposits within such time periods; or

(D) (1) within 3 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, deliver a written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (2) make such six equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

The failure of the Borrower to deliver any such election notice or to perform the actions chosen to remedy a Borrowing Base Deficiency under this Section 2.05(b)(i) shall constitute an Event of Default.

(ii)          Asset Disposition. Upon any adjustments to the Borrowing Base pursuant to Section 6.04(b) in connection with a Disposition, if a Borrowing Base Deficiency exists, then the Borrower shall prepay Advances or, if the Advances have been repaid in full, make deposits

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into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of such Disposition; provided that all payments required to be made pursuant to this Section 2.05(b)(ii) must be made on or prior to the Commitment Termination Date.

(iii)        Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced, and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(iv)         Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m. (New York time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(c)          Interests, Costs and Application of Payments. Each prepayment pursuant to any provision of this Section 2.05 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) (other than paragraph (iv) above) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(d)          No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

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Section 2.06      Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07	Letters of Credit.

(a)          Commitment. From time to time from the date of this Agreement until 30 days prior to the Maturity Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions set forth in this Agreement (including without limitation, the terms of Section 3.01), issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i)           if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and (B) the Unused Commitment Amount;

(ii)          if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof and (B) 30 days prior to the Maturity Date;

(iii)        unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;

(iv)         unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v)          unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; and

(vi)         unless such Letter of Credit is governed by (1) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or (2) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

If the terms of any Letter of Credit Application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b)          Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender having a Commitment by telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.

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(c)          Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 11:00 a.m. (New York time) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telephone, or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided, that, if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail. After the Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d)	Reimbursement.

(i)           Obligation. The Borrower hereby agrees to pay on demand to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit. In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse the Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Lender. If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Reference Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Lender which have been transferred to the Issuing Lender at the Borrower’s request.

(ii)          Lenders’ Obligations. Each Lender’s obligation to make Advances or to purchase and fund risk participations in Letters of Credit pursuant to this Section 2.07(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, any Loan Party, or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to pay the Reimbursement Obligations together with interest as provided herein. Nothing herein is intended to release the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under Section 2.07(d)(i) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default

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which is satisfied by the application of the amounts deemed advanced hereunder, caused by a Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(e)          Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)           any lack of validity or enforceability of any Letter of Credit Documents;

(ii)          any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii)        the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv)         any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)          payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f).

(f)           Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)           the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)          the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

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(iii)         payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)         any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that, notwithstanding the provisions in paragraphs (e) or (f) of this Section 2.07, the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)	Cash Collateral Account.

(i)           If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.05(b), 7.02(b), or 7.03(b), then the Borrower and the Issuing Lender shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii)          So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding. The Administrative Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

(iii)        The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

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(h)          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Loan Party, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of Subsidiary of a Loan Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.08	Fees.

(a)          Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee at a per annum rate equal to the Commitment Fee Rate on the average daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2007, and continuing thereafter through and including the Commitment Termination Date.

(b)	Letter of Credit Fees.

(i)           The Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (y) a per annum rate equal to the Applicable Margin then in effect for Eurodollar Rate Advances on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding and (z) $500.00, and (B) to the Issuing Lender, a fronting fee for each Letter of Credit equal to .125% per annum on the face amount of such Letter of Credit. Each such fee shall be payable annually in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension.

(ii)          The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)          Upfront Fee. The Borrower agrees to pay to the Administrative Agent the fees described in the Fee Letter.

(d)          Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders having a Commitment in connection with any increase of the Borrowing Base, a borrowing base increase fee on the amount of such increase. The borrowing base increase fee shall be in an amount equal to .20% multiplied by the amount of the increase and shall be due and payable on the date that the increase to the Borrowing Base becomes effective.

Section 2.09      Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

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(a)          Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December and on the date such Reference Rate Advance shall be paid in full.

(b)          Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, in the case of any Interest Period longer than three months in duration, on the third monthly anniversary of the beginning of such Interest Period as well as the last day of such Interest Period.

(c)          Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

(d)	Usury Recapture.

(i)           If, with respect to any Lender or the Issuing Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender or Issuing Lender, as applicable, hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender or Issuing Lender, as applicable, under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender or Issuing Lender, as applicable.

(ii)          If, when the loans and reimbursement obligations made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender or Issuing Lender, as applicable, pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans and other credit extensions made hereunder by such Lender or Issuing Lender, as applicable, the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost

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Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender or Issuing Lender, as applicable, the amount of the Lost Interest remaining to be recaptured by such Lender or Issuing Lender, as applicable.

Section 2.10	Payments and Computations.

(a)          Payment Procedures. The Borrower shall make each payment under this Agreement not later than 11:00 a.m. (New York time) on the day when due in Dollars to the Administrative Agent at 1221 Avenue of the Americas, New York, New York 10020 (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 9.04, 9.05, or 9.06, but after taking into account payments effected pursuant to Section 7.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)          Computations. All computations of interest based on the Reference Rate and of fees (other than Letter of Credit fees) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and Letter of Credit fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)          Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)          Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater

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of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11      Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in the Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12     Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Obligations pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.13	Increased Costs.
(a)	Increased Costs Generally. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for

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the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Lender;

(ii)          subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)        impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d)          Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation.

Section 2.14	Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(c)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed

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documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph

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shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01      Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make its initial Advance and the Issuing Lender to issue any initial Letter of Credit shall be subject to the conditions precedent that:

(a)          Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)           this Agreement, a Note payable to the order of each requesting Lender in the amount of its Commitment, the Security Agreements, the Guaranties, the Pledge Agreements, and Mortgages encumbering substantially all of the Borrower’s and its Subsidiaries’ personal property and encumbering at least 90% of all of the Loan Parties’ Proven Reserves (as set forth in the Initial Engineering Report) and Oil and Gas Properties in connection therewith (including the Oil and Gas Properties to be acquired under the Initial Acquisition), and each of the other Loan Documents, and all attached exhibits and schedules;

(ii)          a favorable opinion of the Borrower’s and the Guarantors’ primary counsel dated as of the date of this Agreement in form and covering such matters as the Administrative Agent may reasonably request;

(iii)         copies, certified as of the date of this Agreement by a Responsible Officer of the General Partner of (A) the resolutions of the board of managers of the General Partner approving the Loan Documents to which the Borrower or the General Partner is a party, (B) the articles or certificate of formation of the General Partner and the company agreement of the General Partner, (C) the certificate of limited partnership of the Borrower, (D) the partnership agreement of the Borrower, and (E) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

(iv)         certificates of the secretary or assistant secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower or the General Partner is a party;

(v)          other than as otherwise required under clause (iii) above, copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, and (C) all other documents evidencing other necessary corporate action and

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governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(vi)         a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;

(vii)       a certificate dated as of the Initial Funding Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(viii)      appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(ix)         property insurance certificates naming the Administrative Agent loss payee and liability insurance certificates naming the Administrative Agent as additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments (including business interruption insurance), and which is otherwise satisfactory to the Administrative Agent;

(x)	the Initial Engineering Report;

(xi)         stock, membership or partnership certificates required in connection with the Pledge Agreements and stock powers executed in blank for each such stock certificate;

(xii)       copies, certified by a Responsible Officer of the Borrower, of all of the Initial Acquisition Instruments and the Private Placement Documents, together with all amendments, modifications or waivers thereto in effect on the effective date of this Agreement;

(xiii)      a Compliance Certificate completed and executed by a Responsible Officer of the General Partner showing the calculation of, and Borrower’s pro forma compliance with Section 6.17 as of the Initial Funding Date after giving effect to the Initial Acquisition, the Private Placement and the Borrowings requested and made on the Initial Funding Date;

(xiv)      certificates of good standing and existence for each Loan Party in (a) the state, province or territory in which each such Person is organized and (b) each state, province or territory in which such good standing is necessary, which certificates shall be dated a date not earlier than 30 days prior to the date hereof; and

(xv)        such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)          Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.

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(c)          Delivery of Financial Information. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, (ii) the Projections, and (iii) such other financial information as the Lenders may reasonably request.

(d)          Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Lenders) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e)          Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent, including mortgagee’s title opinions in favor of the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and issued by title counsel satisfactory to the Administrative Agent covering such percentage of the present value of Proven Reserves set forth on the Independent Engineering Report delivered to the Administrative Agent prior to the effective date of this Agreement acceptable to the Administrative Agent.

(f)           Environmental. The Administrative Agent shall have received reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s compliance with Environmental Laws.

(g)	No Default. No Default shall have occurred and be continuing.

(h)          Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects.

(i)           Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred.

(j)           No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(k)          Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Loan Documents, the Initial Acquisition Instruments and the Private Placement Documents. In addition, the

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Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, such Guarantors and such Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby. The Administrative Agent shall be satisfied that the consummation of the Initial Acquisition does not contravene any law or any contractual restriction binding on or affecting the Borrower or any Subsidiary, APC or any other party to the Initial Acquisition Instruments.

(l)           Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments listed on the attached Schedule 4.21.

(m)         Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.

(n)          Initial Acquisition. All conditions to the consummation and effectiveness of the Initial Acquisition (other than the payment of the purchase price) shall have been met. Furthermore, the Administrative Agent shall have received payoff letters in form and substance reasonably satisfactory to the Administrative Agent covering all Debt secured by liens which encumber any of the Properties being purchased by the Borrower or any of its Subsidiaries under the Initial Acquisition.

(o)          Capitalization of Borrower. The Borrower shall have completed the Private Placement and received Equity Issuance Proceeds resulting therefrom equal to or greater than $90,000,000.

(p)          Existing Credit Documents. The Administrative Agent shall have received sufficient evidence satisfactory to it indicating that simultaneously with the making of the initial Advances hereunder, (i) the Existing Indebtedness (including, without limitation, any obligations of any Loan Party in respect of guaranties and security agreements executed in connection with such Existing Indebtedness) shall have been terminated, and (ii) acceptable provisions have been made for the termination of the Liens securing the same.

(q)          USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Act such information requested by such Lender in order to comply with the Act.

(r)           Hedging Contracts. The Borrower shall have entered into the Hydrocarbon Hedge Agreements required under Section 5.12 below.

Section 3.02      Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:

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(a)          the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):

(i)           the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date; and

(ii)          no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and

(b)          the Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Lender as a result of circumstances occurring after the date of this Agreement, as any Lender through the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01     Existence; Subsidiaries. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Subsidiary of the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the date of this Agreement, Schedule 4.01 sets forth the capital structure of the Borrower and the Subsidiaries of the Borrower.

Section 4.02      Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary

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governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary governing action, will not contravene (i) the Borrower’s articles or certificate of incorporation or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03      Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.

Section 4.04     Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05	Financial Statements.

(a)          The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements present fairly the financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein in accordance with GAAP and adequate reserves for such items have been made in accordance with GAAP.

(b)          All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

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(c)          Since the date of the Financial Statements, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(d)          As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries has any Debt other than the Debt listed on Schedule 4.05.

Section 4.06   True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.07	Litigation; Compliance with Laws.

(a)          Other than as set forth in Schedule 4.07, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)          The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 4.08     Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

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Section 4.09      Investment Company Act. Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10      Federal Power Act. No Credit Party and no Subsidiary of a Credit Party is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 4.11	Taxes.

(a)          Reports and Payments. All Returns (as defined below in clause (c) of this Section 4.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or subsequent financial statements delivered under Section 5.06 or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and would not reasonably be expected to cause a Material Adverse Change.

(b)          Taxes Definition. “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).

(c)          Returns Definition. “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.12      Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no

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unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits by more than $1,000,000. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability in excess of $1,000,000. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA in excess of $1,000,000 if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.13     Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and defensible title to all of its Properties free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, ordinary wear and tear excepted. Since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.14	No Burdensome Restrictions; No Defaults.

(a)          Neither the Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change or under any agreement in connection with any Debt. Neither the Borrower nor any of its Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Subsidiary is a party.

(b)	No Default has occurred and is continuing.
Section 4.15	Environmental Condition.

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(a)          Permits, Etc. The Borrower and the Guarantors, or to the extent that the right of operation is vested in others, such operators on behalf of the Borrower and the Guarantors, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses except where the failure to obtain such Environmental Permit could not reasonably be expected to cause a Material Adverse Change; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws except where the failure to be in compliance could not reasonably be expected to cause a Material Adverse Change; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

(b)          Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c)          Certain Actions. Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors (or to the extent that the right of operation is vested in others, undertaken by such operators on behalf of the Borrower or the Guarantors), or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.16      Permits, Licenses, Etc. The Borrower and the Guarantors, or to the extent that the right of operation is vested in others, such operators on behalf of the Borrower and the Guarantors, possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business. The Borrower and the Guarantors, or to the extent that the right of operation is vested in others, such operators on behalf of the Borrower and the Guarantors, manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

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Section 4.17     Gas Contracts. Other than as set forth in Schedule 4.17, neither the Borrower nor any of the Guarantors, as of the date hereof and as of the Initial Funding Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, in each case other than in the ordinary course of business and which prepayments and balancing rights, in the aggregate, do not result in the Borrower or any Guarantor having net aggregate liability at any time in excess of an amount equal to 1% of the Proven Reserves categorized as “proved, developed and producing” on the most recently delivered Engineering Report.

Section 4.18     Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. All Leases and agreements for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such Leases or agreements which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

Section 4.19      Solvency and Insurance. Before and after giving effect to the making of the initial Advances and before and after giving effect to the Initial Acquisition and the Private Placement, each of the Borrower and its Subsidiaries is Solvent. Additionally, each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.

Section 4.20      Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof and as of the Initial Funding Date, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21      Material Agreements. Schedule 4.21 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof and as of the Initial Funding Date (other than the agreements set forth in Schedule 4.20) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of the Guarantors, and all obligations of the Borrower or any of the Guarantors

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to issuers of surety or appeal bonds issued for account of the Borrower or any such Guarantor, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.21 is a complete and correct list of all material agreements and other instruments of the Borrower and the Guarantors relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons. Except as detailed otherwise in Schedule 4.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof and as of the Initial Funding Date.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation or any Letter of Credit shall remain outstanding, any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:

Section 5.01      Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are material to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from the United States or any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.02	Maintenance of Insurance.

(a)          The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent, including business interruption insurance. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

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(b)          All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. Without limiting the generality of the foregoing provisions, Administrative Agent will be named as an additional insured and will be provided a waiver of subrogation on the Borrower’s general liability and umbrella policies. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent unless such is cancelled for non-payment of premium and then the Administrative Agent will be given 10 days notice of cancellation. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Obligations are outstanding, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 5.03      Preservation of Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its partnership, corporate or limited liability company, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04      Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

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Section 5.05     Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Section 5.06      Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender (unless otherwise provided below):

(a)          Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year (commencing with fiscal year ending December 31, 2007) of the Borrower and its consolidated Subsidiaries (or such later date authorized by the SEC; provided that, the Borrower shall have delivered proper and timely notices of late filings filed with the SEC and also delivered such to the Administrative Agent and such later date may not be a date later than 120 days after the end of such fiscal year): (i) the Form 10-K filed with the SEC for such fiscal year end, (ii) to the extent not otherwise provided in such Form 10-K, a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower’s and such consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and such consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (iii) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Borrower and its consolidated Subsidiaries, if any, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (iv) a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b)          Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with fiscal quarter ending June 30, 2007) of the Borrower and its consolidated Subsidiaries (or such later date authorized by the SEC; provided that, the Borrower shall have delivered proper and timely notices of late filings filed with the SEC and also delivered such to the Administrative Agent and such later date may not be a date later than 90 days after the end of such fiscal quarter): (i) the Form 10-Q filed with the SEC for such fiscal quarter end, (ii) the extent not otherwise provided in such Form 10-Q, unaudited balance sheet and the unaudited statements of income, cash flows, and retained earnings of each such Person for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower;

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(c)	Oil and Gas Reserve Reports.

(i)           As soon as available but in any event on or before February 28th (or 29th, as applicable) of each year, an Independent Engineering Report dated effective as of December 31 for the immediately preceding year;

(ii)          As soon as available but in any event on or before August 31st of each year an Internal Engineering Report dated effective as of the immediately preceding June 30;

(iii)         Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(iv)         With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (b) the Borrower or its Subsidiary, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report, and such Properties are subject to an Acceptable Security Interest and are free of all Liens except for Permitted Liens, (c) except as set forth on an exhibit to the certificate, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (e) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (f) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiary, as applicable, from its Oil and Gas Properties, (g) except as set forth on a schedule attached to the certificate, 90% of the present value of the Proven Reserves evaluated by such Engineering Report are pledged as Collateral for the Obligations and attached to the certificate is a schedule detailing compliance with Section 5.08, and (h) attached to the certificate is a monthly cash flow budget for the 12 months following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period;

(d)          Production Reports. As soon as available and in any event within 60 days after the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2007, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could cause a Material Adverse Change, and (C) any sales of the

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Borrower’s or any Subsidiaries’ Oil and Gas Properties during each such, (ii) setting forth a true and complete list of all Hedge Contracts of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement, and (iii) demonstrating the Borrower’s compliance with Section 5.12 hereof.

(e)          Defaults. As soon as practicable and in any event within five days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary, in each case known to any officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(f)           Termination Events. As soon as practicable and in any event (i) within 30 days after (A) the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any of its Affiliates knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

(g)          Termination of Plans. Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower from the PBGC, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(h)          Other ERISA Notices. Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(i)           Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability

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therefor that could cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;

(j)           Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(k)          Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change (other than global changes in the Oil and Gas Business or the world economy generally) or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;

(l)           Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;

(m)         Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(n)          Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(o)          SEC Filings. Promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the SEC or sends to the limited partners of the Borrower or the holders of Equity Interests in any of its Subsidiaries;

(p)          Dividends. Within five (5) Business Days prior to making any Restricted Payment permitted pursuant to Section 6.05, Borrower shall provide the Administrative Agent with written notice of its intent to make such Restricted Payment, the amount thereof, and the

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anticipated date of such Restricted Payment, together with the certificate of a Responsible Officer of the General Partner certifying as to the calculation of Available Cash, including a detailed calculation of the amount of each of the cash and cash equivalents and amount of each of the cash reserves required to derive the amount of Available Cash; and

(q)          Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07      Maintenance of Property. Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.08      Agreement to Pledge. The Borrower shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in all personal Property of the Borrower or any Subsidiary now owned or hereafter acquired, and shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in at least 90% of the present value of the Proven Reserves of the Borrower and its Subsidiaries based on its most recently delivered Engineering Report.

Section 5.09      Use of Proceeds. The Borrower shall use the proceeds of the Advances to (a) refinance the Existing Indebtedness, (b) fund the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, (c) refinance matured Letter of Credit Obligations, (d) fund Restricted Payments which are permitted hereunder and (e) other working capital and general corporate purposes; provided that, if Utilization is equal to or greater than 90% before or after giving effect to the requested Advance, then no proceeds of any Advance may be used to fund Restricted Payments. The Letters of Credit shall be used solely for the support of: (i) hedging obligations incurred by Borrower and its Subsidiaries in the ordinary course of business, and (ii) other obligations incurred by Borrower and its Subsidiaries in the ordinary course of business.

Section 5.10      Title Opinions. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence (including, if requested, supplemental or new title opinions addressed to it) covering at least 90% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as reasonably determined by the Administrative Agent and at least 90% of the present value of the Proven Reserves which are

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categorized as “proved, developed and producing”, which title opinions shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries.

Section 5.11      Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable Legal Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.

Section 5.12      Hedging Arrangements. The Borrower shall, on or before the date of this Agreement enter into, and from and after the date hereof maintain, Hydrocarbon Hedge Agreements (a) covering, in the aggregate, notional volumes equal to at least 75% of the Projected Oil and Gas Production (as set forth in the Initial Engineering Report) for the term of such Hydrocarbon Hedge Agreements which are categorized as “proved, developed and producing”, (b) covering the period commencing on October 1, 2007 and ending on December 31, 2010, (c) with such minimum floor prices as are acceptable to the Administrative Agent and (d) otherwise in form and substance satisfactory to the Administrative Agent.

Section 5.13    Deposit Accounts. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain their principal operating accounts and other deposit accounts with

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the Administrative Agent or any Lender or any other bank that has executed an account control agreement reasonably acceptable in form and substance to the Administrative Agent, or (ii) within 60 days from the date hereof, provide an account control agreement reasonably acceptable in form and substance to the Administrative Agent and executed by each depository bank that holds any operating accounts or deposit accounts of the Borrower or any Guarantor and in existence on the date hereof.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation or any Letter of Credit shall remain outstanding, any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:

Section 6.01      Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist (all of which shall be referred to as “Permitted Liens”):

(a)	Liens securing the Obligations;

(b)          purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided, that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Borrower and its Subsidiaries, and (iii) is not increased in amount;

(c)          Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d)          Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, suppliers, laborers, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided, that, such reserve as may be required by GAAP shall have been made therefor;

(e)          Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

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(f)           royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

(g)          Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(h)          Liens arising under operating agreements, unitization and pooling agreements and orders, Farmout agreements, gas balancing agreements and other similar agreements, in each case that are customary in the Oil and Gas Business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(i)           easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

(j)           Liens in favor of landlords or lessors under operating leases or Capital Leases of a Loan Party; provided that (i) any such Lien shall secure only the obligations of such Loan Party arising under the applicable operating lease or Capital Lease, and (ii) the Debt under such Capital Leases is permitted under Section 6.02 below;

(k)          Liens on cash or securities pledged to secure performance of bids, tenders, performance bonds, surety and appeals bonds, or regulatory compliance or other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(l)           Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any of the Company Group on deposit with or in possession of such bank;

(m)         Liens on cash and Liquid Investments securing the performance obligations of Borrower under any Hedge Contract (subject to the limitations set forth in Section 6.14);

(n)          Liens in favor of Persons financing unpaid insurance premiums so long as (i) such Liens are limited to insurance policies with respect to which such premiums are financed, and (ii) the obligations secured by such Liens do not exceed $500,000 in the aggregate;

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(o)          Subject to paragraphs  (c) and (d) of this Section 6.01, non-consensual statutory Liens on pipeline or pipeline facilities, Hydrocarbons or Properties of the Company Group which arise out of operation of law and are not in connection with the borrowing of money;

(p)	Liens described in Schedule 4.05; and

(q)          Liens not otherwise permitted under this Agreement incurred in the ordinary course of business securing Debt in an aggregate principal amount at any time outstanding not to exceed $250,000.

Section 6.02     Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)	Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b)          Debt listed on Schedule 4.05; provided, that, the amount of such Debt may not be increased;

(c)          Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d)          Debt secured by the Liens permitted under paragraph (b) of Section 6.01; provided that, the sum of such Debt and other unsecured Debt permitted under paragraph  6.02(g) does not exceed $250,000 at any time;

(e)          Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;

(f)           Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(g)	Intercompany Debt;

(h)          Debt constituting letters of credit for the account of any member of the Company Group provided as security (i) for any matter which is a Lien permitted under paragraphs (d), (k), (m) or (n) or Section 6.01; provided that the amount of such Debt shall not exceed the obligations secured by such Lien, and (ii) to secure payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(i)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business if extinguished within two (2) Business Days of incurrence and does not exceed $50,000; and

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(j)           Debt not otherwise permitted under this Section 6.02, provided, that (i) such Debt is not secured by any Lien, and (ii) the aggregate of amount of such Debt plus the aggregate amount of Debt permitted under Section 6.02(d) shall not to exceed $250,000 at any time.

Section 6.03     Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.04	Merger or Consolidation; Asset Sales.

(a)          The Borrower shall not, nor shall it permit any of its Subsidiaries to merge or consolidate with or into any other Person other than the merger of a Loan Party with and into the Borrower or another Loan Party.

(b)          The Borrower shall not, nor shall it permit any of its Subsidiaries to enter into or effect a Disposition of any of its Properties other than: (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use, (iii) Farmouts of undeveloped acreage and assignments in connection with such Farmouts, (iv) Dispositions of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties provided that (A) 100% of the consideration received in respect of such Disposition shall be cash, (B) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such Disposition (as reasonably determined by the board of managers or the equivalent governing body of the General Partner and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (C) if such Disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Engineering Report during any period between two successive scheduled redeterminations of the Borrowing Base has a fair market value (as determined by the Administrative Agent), individually or in the aggregate, in excess of 5% of the Borrowing Base in effect at the time such Disposition is effected, the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value, if any, assigned such Property as determined by the Required Lenders in the most recently delivered Engineering Report and (D) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary; and (v) any Disposition of Properties not otherwise regulated by Section 6.04(b) and having a fair market value not to exceed $250,000 during any 12-month period.

Section 6.05      Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that

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(a)          any Subsidiary may declare and make Restricted Payments to the Borrower or any other Loan Party, and

(b)          the Borrower may declare and pay quarterly cash distributions to its equity interest holders of Available Cash so long as before and after giving effect to such distribution and any redetermination of the Borrowing Base as a result of such distribution (i) no Default exists, (ii) no Borrowing Base Deficiency exists, and (iii) the Unused Commitment Amount, as it may have been redetermined, is greater than or equal to 10% of the lesser of (A) the then effective Borrowing Base or (B) the aggregate Commitments.

Section 6.06    Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

(a)	Liquid Investments;

(b)          trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)	creation of any additional Subsidiaries in compliance with Section 6.15;

(d)          investments in negotiable instruments for collection in the ordinary course of business;

(e)          investments made in the ordinary course of business and of a nature that is customary in the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which provide for the sharing of risks or costs or satisfy other objectives of the Oil and Gas Business, jointly with third parties, including entering into operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farmouts, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreement, transactions, properties, interest and investments and expenditures in connection therewith; provided that (i) no such investments includes an investment in any Equity Interest in a Person, (ii) any Debt incurred or Lien granted or permitted to exist pursuant to such Investments is otherwise permitted under Section 6.01 and Section 6.02, respectively, and (iii) such investments are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

(f)	Investments in Intercompany Debt; and

(g)          Investments not otherwise permitted under this Section 6.06 in an aggregate amount not to exceed $500,000.

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Section 6.07     Affiliate Transactions. Other than as set forth on Schedule 6.07, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 6.08      Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, in either case, in excess of $1,000,000; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC in excess of $1,000,000; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $1,000,000; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan in excess of $1,000,000; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan under which any Subsidiary or ERISA Affiliate would have an obligation to contribute more than $1,000,000, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $1,000,000; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without

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any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.

Section 6.09      Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.10      Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States or Canada.

Section 6.11     Organizational Documents, Name Change. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents or amend its name or change its jurisdiction of incorporation, organization or formation, in any case, without prior written notice to, and prior consent of, the Administrative Agent.

Section 6.12      Use of Proceeds; Letters of Credit. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.13     Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in the Borrower or any Guarantor having net aggregate liability at any time in excess of an amount equal to 1% of the

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Proven Reserves that are categorized as “proved , developed and producing” on the most recently delivered Engineering Report.

Section 6.14      Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to:

(a)          purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes, or

(b)          other than Hedge Contracts entered into with a Lender or an Affiliate of a Lender, be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations, (ii) fixes a price for a term of more than 4 years, (iii) covers an aggregate monthly production (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month which exceeds 90% of such Loan Party’s aggregate Projected Oil and Gas Production for such month, (iii) except for the Collateral under the Security Documents with respect to Lender Hedging Obligations and letters of credit up to $500,000 in the aggregate with respect to Hedge Contracts entered into from time to time with a counterparty that is not a Lender or an Affiliate of a Lender, requires such Loan Party to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder, or (iv) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated less than A- or A3, respectively, by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.

Section 6.15      Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent and the Required Lenders, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement (if applicable), a Security Agreement and a Mortgage (if applicable), and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.

Section 6.16     Account Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days beyond the date when due (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).

Section 6.17      Current Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to

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be less than 1.00 to 1.00. For purposes of this calculation, (i) “current assets” shall include, as of the date of calculation, the aggregate Unused Commitment Amounts but shall exclude, as of the date of calculation (A) any cash deposited with or at the request of a counterparty to any Hedge Contract and (B) any assets representing a valuation account arising from the application of SFAS 133 and 143, and (ii) “current liabilities” shall exclude, as of the date of calculation, (A) the current portion of long-term Debt and (B) any liabilities representing a valuation account arising from the application of SFAS 133 and 143.

Section 6.18      Interest Coverage Ratio. The Borrower (a) shall not permit, as of the fiscal quarter ending June 30, 2007, the ratio of (i) the consolidated EBITDA of the Borrower for the fiscal quarter period then ended multiplied by four, to (ii) the consolidated Interest Expense of the Borrower for the fiscal quarter period then ended multiplied by four, to be less than 2.50 to 1.00; (b) shall not permit, as of the fiscal quarter ending September 30, 2007, the ratio of (i) the consolidated EBITDA of the Borrower for the two fiscal quarter period then ended multiplied by two, to (ii) the consolidated Interest Expense of the Borrower for the two fiscal quarter period then ended multiplied by two, to be less than 2.50 to 1.00; (c) shall not permit, as of the fiscal quarter ending December 31, 2007, the ratio of (i) the consolidated EBITDA of the Borrower for the three fiscal quarter period then ended multiplied by 4/3, to (ii) the consolidated Interest Expense of the Borrower for the three fiscal quarter period then ended multiplied by 4/3, to be less than 2.50 to 1.00; and (d) shall not, as of the end of each fiscal quarter ending on or after March 31, 2008, the ratio of (i) the consolidated EBITDA of the Borrower calculated for the four fiscal quarters then ended, to (ii) the consolidated Interest Expense of the Borrower for the four fiscal quarters then ended, to be less than 2.50 to 1.00.

Section 6.19   Initial Acquisition Instruments/Private Placement Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, modify, amend, supplement or replace, any of the Initial Acquisition Instruments or the Private Placement Documents, in any respect that would adversely affect the Lenders or the Borrower’s ability to perform the Obligations, without the prior written consent of the Administrative Agent and the Required Lenders.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)          Payment. Any Loan Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three (3) Business Days of the date when due, any other amount due under this Agreement or any other Loan Document, including payments of interest, fees, reimbursements, and indemnifications.

(b)          Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective

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officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)          Covenant Breaches. The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.06(e), Section 5.12, Section 5.13 or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01, if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;

(d)          Cross-Defaults. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, such Subsidiary, or such Guarantor so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated all such Debt of the Borrower, such Subsidiary, or such Guarantor so in default, shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this paragraph (d), the “principal amount” of the obligations in respect of Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;

(e)          Insolvency. The Borrower, any Guarantor or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any of its Subsidiaries, or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, any such Subsidiary or any such Guarantor either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, any of its Subsidiaries, or any Guarantor shall take any company action to authorize any of the actions set forth above in this paragraph (e);

(f)           Judgments. Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower, any Guarantor or any of their respective

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Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)          Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h)          Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000;

(i)	Change in Control. A Change in Control shall have occurred;

(j)           Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;

(k)          Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

(l)           Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries;

(m)         Material Adverse Change. An event resulting in a Material Adverse Change shall have occurred; or

(n)          Casualty. Loss, theft, substantial damage or destruction of a material portion of the Collateral the subject of any Security Instrument not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred.

Section 7.02      Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

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(a)          the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)          the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of Secured Parties by appropriate proceedings.

Section 7.03     Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)          (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)          the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of Secured Parties by appropriate proceedings.

Section 7.04    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent

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permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, such Lender or the Issuing Lender, irrespective of whether or not the Administrative Agent, such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have. The Administrative Agent, each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.05   Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06      Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)          First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable Legal Requirement;

(b)          Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit, including any Lender Hedging Obligations of any Loan Party; and

(c)          Third, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations. Subject to paragraph (a) of the first sentence of this Section, Administrative Agent and Lenders hereby acknowledge and confirm that the Liens in the Collateral secure the Obligations and the Lender Hedging Obligations on a ratable basis.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.01     Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Société Générale to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

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(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.02, and 7.03 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with

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the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06      Successor Administrative Agent and Issuing Lender. The Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York City or Houston, Texas or an Affiliate of any such bank with an office in New York City or Houston, Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation, then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Issuing Lender, as applicable, meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (A) in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed, and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section and except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit). The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Issuing Lender’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.04 and 9.05 shall continue in effect for the benefit of such retiring Administrative Agent or Issuing Lender, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Issuing Lender, as applicable was acting as Administrative Agent or Issuing Lender, as applicable.

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Section 8.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 8.09	Collateral Matters.

(a)          The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements. Persons that are owed any Lender Hedging Obligations by accepting the benefit of the Liens granted pursuant to the Security Documents hereby agrees to the terms of this paragraph (a).

(b)          The Lenders hereby, and Persons that are owed any Lender Hedging Obligations by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedge Contracts with such Persons, termination of all Letters of Credit, and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Obligations payable under this Agreement and under any other Loan Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Loan Document; (c) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any

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time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.09.

ARTICLE IX

MISCELLANEOUS

Section 9.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall:

(a)          without the consent of each Lender: (i) waive any of the conditions specified in Article III; (ii) increase the Borrowing Base; (iii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; (iv) amend Section 2.11 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments or the pro rata allocation of disbursements required thereby; (v) release any Guarantor from its obligations under any Guaranty unless such Guarantor ceases to be a Subsidiary of the Borrower under a transaction permitted by the terms hereof; (vi) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 6.04(a); (vii) release any Collateral securing the Obligations, except as provided in Section 8.09 above; (viii) change Section 7.06 or any other provision of this Agreement in a manner that would alter the order of application of proceeds set forth in Section 7.06; or (ix) increase the aggregate Commitments;

(b)          without the written consent of each Lender directly affected thereby, (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02), (ii) reduce the principal of, or interest on, the Obligations or any fees or other amounts payable hereunder or under any other Loan Document, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Obligations or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Administrative Agent’s Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 9.02	Notices, Etc.

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(a)          General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or (subject to subsection (c) below) electronic mail address as follows:

(i)           if to any Borrower or any other Loan Party, the Administrative Agent, or the Issuing Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule I or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

(b)          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(c)          Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)          Limited Use of Electronic Mail. Unless expressly provided otherwise herein, notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II, except that, until the Administrative Agent gives notice to the Borrower to the contrary, Notices of Borrowing and Notices of Conversion or Continuation may be delivered to the Administrative Agent by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended

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recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)          Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWER. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03     No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.04     Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, appraisal charges and fees and taxes

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related thereto, and other out-of-pocket expenses incurred by the Administrative Agent or any Lender and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 9.04 shall be payable within thirty days after demand. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 9.05     Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the Resignation of the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.06      Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.04 or Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing

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Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The failure of any Lender to pay its Pro Rata Share of such unpaid amounts shall not relieve any other Lender of its obligation, if any, to pay its respective share of such unpaid amounts. No Lender shall be responsible for the failure of any other Lender to comply with this Section. All amounts due under this Section 9.06 shall be payable within ten Business Days after demand therefor. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE RESIGNATION OF THE ISSUING LENDER, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS

Section 9.07     Waiver of Damages. To the fullest extent permitted by applicable Legal Requirement, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.08	Successors and Assigns.

(a)          Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, participations in Letter of Credit Obligations) at the time owing to it); provided, however, that

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances being assigned at the time owing to it or in

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the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000.00;

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii)        the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and

(iv)         each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee and shall, if it is not a Lender, deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)          Register. The Administrative Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a

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“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that directly affects such Participant. Subject to the last two sentences of this paragraph (d), Borrower agrees that each Participant shall be entitled to the benefits of, and be bound by the terms of, Sections 2.12, 2.13, 2.14, 9.04, 9.05 and 9.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender.

(e)          Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Approved Funds. Notwithstanding anything to the contrary contained herein, any Lender that is a Approved Fund may create a security interest in all or any portion of the Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.08, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(g)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be

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of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.09      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or any of its Affiliates on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with safe and sound banking practices.Section 9.10  Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11      Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof

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and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 9.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.13    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirement, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.14     Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 9.15     Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)          Submission to Jurisdiction. The Borrower, the Lenders, and the other parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court for the Southern District of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent,

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any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)          Waiver of Venue. Each of the Borrower, the Lenders and the other parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 other than by electronic mail. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.16    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HEREBY AGREES AND CONSENTS THAT THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.17     USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 9.18      Integration. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior,

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contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[Remainder of this page intentionally left blank. Signature page follows.]

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EXECUTED as of the date first above written.

BORROWER:	ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC,

its general partner

By:
Barbara M. Stuckey
President and Chief Operating Officer

ADMINISTRATIVE AGENT/

ISSUING LENDER/LENDER:	SOCIÉTÉ GÉNÉRALE

By:
Stephen Warfel
Director

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